UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2011

HERLEY INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-5411	23-2413500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3061 Industry Drive, Lancaster, PA	17603
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  717-397-2777

N/A
Former name, former address, and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

As previously disclosed, on February 7, 2011, Herley Industries, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kratos Defense & Security Solutions, a Delaware corporation (“Parent”), and Lanza Acquisition Co., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement and the Offer to Purchase filed by Parent and Merger Sub on February 25, 2011 (which, together with all amendments and supplements thereto, the “Offer to Purchase”), Parent and Merger Sub commenced a cash tender offer (the “Offer”) on February 25, 2011 to acquire all of the issued and outstanding shares of common stock of the Company, par value $.10 per share (the “Shares”), at a price of $19.00 per share (the “Offer Price”) in cash, without interest and less any required withholding taxes.

On March 25, 2011, Parent announced the expiration of the initial offering period of the Offer, which expired at 12:00 midnight, New York City time, on March 24, 2011 (the end of the day on March 24, 2011). According to Wells Fargo Bank, National Association, the depositary for the Offer (the “Depositary”), as of the expiration of the initial offering period, a total of 13,225,532 Shares were validly tendered and not properly withdrawn, representing approximately 93.7% of the Shares outstanding.  This includes 302,994 Shares representing approximately 2.1% of the Shares outstanding which were tendered under the guaranteed delivery procedures described in the Offer to Purchase. The tendered shares represent approximately 84.7% of the Shares outstanding on a fully-diluted basis. All shares that were validly tendered and not withdrawn have been accepted for purchase and payment, and all holders of these shares will be paid promptly. The aggregate purchase price to be paid by Merger Sub for such Shares is approximately $251.3 million.  In order to finance the Offer and the Merger, Merger Sub will use funds received in connection with the sale of $285 million in bonds underwritten by Jefferies & Company, Inc., KeyBanc Capital Markets Inc. and Oppenheimer & Co. Inc.  As a result of the completion of the initial offering period of the Offer, a change in control of the Company occurred and the Company has become an indirect subsidiary of Parent.

On March 25, 2011, Merger Sub commenced a subsequent offering period of the Offer for all remaining untendered Shares. The subsequent offering period will expire at 12:00 midnight (New York City time) on March 29, 2011 (which is the end of day on March 29, 2011), unless extended. Any Shares properly tendered during the subsequent offering period will be immediately accepted for payment, and tendering stockholders will be paid $19.00 per Share in cash, without interest and less any required withholding taxes, which is the same amount per Share that was paid in the initial offering period. Shares tendered during the subsequent offering period may not be withdrawn. In addition, no Shares validly tendered during the initial offering period may be withdrawn during the subsequent offering period.

After expiration of the subsequent offering period, the Company expects Parent to complete the acquisition of the Company through a short-form merger under Delaware law in which Shares not purchased in the Offer will be converted into the right to receive $19.00 per share in cash, without interest. Pursuant to the merger, the Company will become a wholly owned subsidiary of Parent and the Shares will cease to be traded on the NASDAQ Global Select Market.

The description of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 8, 2011, and is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Agreements of Certain Officers.

On March 28, 2011, in connection with the completion of the initial offering period of the Offer and pursuant to the terms of the Merger Agreement, effective immediately following the purchase of and payment by Parent and Merger Sub (pursuant to and in accordance with the terms of the Merger

Agreement) for the Shares tendered in the Offer, the following directors of the Company resigned: F. Jack Liebau, Jr., Michael N. Pocalyko, and Raj Tatta. Each resigning director resigned pursuant to the terms of the Merger Agreement and no director resigned from the Board of Directors because of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. On the same date, the board of directors of the Company filled the vacancies created by the resignations by appointing Eric DeMarco, Deanna Lund, Laura Siegal and Scott Anderson to serve as directors of the Company. In addition, Mr. DeMarco and Ms. Lund were each appointed to serve on the Company’s Audit, Compensation and Nominating and Governance Committees. Each of these newly appointed directors was nominated by Merger Sub and appointed pursuant to the terms of the Merger Agreement, which was previously filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2011. Information about the directors nominated for appointment by Merger Sub has been previously disclosed in the Company’s Information Statement contained in the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on February 25, 2011 and is incorporated herein by reference.

The description of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 8, 2011, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERLEY INDUSTRIES, INC.

Date: March 29, 2011	By:	/s/ Richard F. Poirier
Richard F. Poirier
President and Chief Executive Officer